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                            EXHIBIT 1



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                           Agreement
                  Joint Filing of Schedule 13D


     The undersigned hereby agree to jointly prepare and file a
Schedule 13D and any future amendments thereto reporting each of the undersigned's ownership of securities of International Nursing Services, Inc. and hereby affirm that such Schedule 13D is being filed on behalf of each of the undersigned.

Dated: July 29, 1996

HUBERFELD/BODNER FAMILY FOUNDATION


By: /s/ Murray Huberfeld
Title:  Vice-President


/s/ Laura Huberfeld
Laura Huberfeld


/s/ Naomi Bodner
Naomi Bodner